UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): May 5, 2021

AMERICAN TOWER CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	001-14195	65-0723837
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

116 Huntington Avenue

Boston, Massachusetts 02116

(Address of Principal Executive Offices) (Zip Code)

(617) 375-7500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	AMT	New York Stock Exchange
1.375% Senior Notes due 2025	AMT 25A	New York Stock Exchange
1.950% Senior Notes due 2026	AMT 26B	New York Stock Exchange
0.500% Senior Notes due 2028	AMT 28A	New York Stock Exchange
1.000% Senior Notes due 2032	AMT 32	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Offering of Common Stock

On May 5, 2021, American Tower Corporation (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with BofA Securities, Inc., Barclays Capital Inc., Citigroup Global Markets Inc., Morgan Stanley & Co. LLC and RBC Capital Markets, LLC, as the representatives of the several underwriters named in Schedule A thereto (the “Underwriters”), pursuant to which the Company agreed to issue and sell to the Underwriters 9,000,000 shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), in a registered public offering pursuant to the Company’s automatic shelf registration statement on Form S-3 (No. 333-231931), as filed with the Securities and Exchange Commission on June 4, 2019. The Underwriters were also granted a 30-day option to purchase an additional 900,000 shares of Common Stock to cover over-allotments, if any. For a complete description of the terms and conditions of the Underwriting Agreement, please refer to the Underwriting Agreement attached hereto as Exhibit 1.1 and incorporated herein by reference.

Bridge Facility

As previously disclosed, in connection with entering into the Company’s transaction with Telxius Telecom, S.A. (the “Pending Telxius Acquisition”), the Company entered into a commitment letter, dated January 13, 2021, with Bank of America, N.A. and BofA Securities, Inc. (together, “BofA”) pursuant to which BofA committed to provide up to 7.5 billion Euros (“EUR”) (approximately $9.1 billion at the date of signing), which was subsequently reduced to 4.275 billion EUR (approximately $5.2 billion at the date of signing) effective February 10, 2021, in bridge loans (the “Bridge Loan Commitment”) to ensure financing for the Pending Telxius Acquisition. Effective May 10, 2021, the Bridge Loan Commitment was reduced to approximately 2.3 billion EUR (approximately $2.8 billion at current foreign exchange rates) as a result of the receipt of approximately $2,361.8 million in net proceeds from the offering described herein, including proceeds from the Underwriters’ exercise of their option to purchase an additional 900,000 shares.

Item 8.01	Other Events.

On May 10, 2021, the Company completed its registered public offering of 9,000,000 shares of Common Stock. Additionally, the Underwriters have exercised their option to purchase an additional 900,000 shares of Common Stock. The offering resulted in net proceeds to the Company of approximately $2,361.8 million, after reflecting underwriting discounts and estimated offering expenses. The offering was upsized from the previously announced offering size of 8,500,000 shares. The Company intends to use the net proceeds from this offering, together with cash on hand and borrowings under its revolving credit facilities and term loans, to finance the Pending Telxius Acquisition and to pay related fees and expenses. Prior to the closing of the Pending Telxius Acquisition, the net proceeds will be used to repay existing indebtedness under the Company’s revolving credit facilities, under which future borrowings are expected to be used to, among other things, fund the Pending Telxius Acquisition at closing. If for any reason the Pending Telxius Acquisition is not completed, the Company expects to use the net proceeds from this equity offering to repay existing indebtedness and for general corporate purposes.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

1.1	Underwriting Agreement relating to the Common Stock, dated May 5, 2021, among American Tower Corporation and BofA Securities, Inc., Barclays Capital Inc., Citigroup

Global Markets Inc., Morgan Stanley & Co. LLC and RBC Capital Markets, LLC as representatives of the Underwriters.

5.1	Opinion of Cleary Gottlieb Steen & Hamilton LLP, relating to the Company’s offering of Common Stock.

8.1	Opinion of Sullivan & Worcester LLP as to certain tax matters relating to the Company’s offering of Common Stock.

23.1	Consent of Cleary Gottlieb Steen & Hamilton LLP relating to the Company’s offering of Common Stock (included in Exhibit 5.1 hereto).

23.2	Consent of Sullivan & Worcester LLP relating to the Company’s offering of Common Stock (included in Exhibit 8.1 hereto).

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN TOWER CORPORATION

(Registrant)

Date: May 10, 2021	By:	/s/ Rodney M. Smith
Rodney M. Smith
Executive Vice President, Chief Financial Officer and Treasurer